Exhibit 99.1

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One Corporate Center
GAMCO Investors, Inc.
Rye, NY 10580-1422
Tel. (914) 921-5000
Fax (914) 921-5060
www.gabelli.com

For Immediate Release
Contact: Douglas Jamieson
President, Chief Operating Officer
(914) 921-5020

For further information please visit
www.gabelli.com

Raymond C. Avansino to Re-Join Board of Directors of GAMCO Investors

Rye, New York, January 3, 2008 – GAMCO Investors, Inc. (NYSE: GBL) today announced the election of Raymond C. "Skip" Avansino, the former President and Chief Operating Officer of Hilton Hotels Corporation, to the board of GAMCO Investors, Inc.

Mr. Avansino, who headed Hilton Hotels Corporation from 1993 to 1996, currently is the Chairman and Chief Executive Officer of the E.L. Wiegand Foundation of Reno, Nevada, a private, charitable trust founded in 1982 to award grants to develop and strengthen charitable programs, primarily in the fields of education and health and medical research.  Mr. Avansino is of counsel to the Nevada law firm of Avansino, Melarkey & Knobel and an adjunct professor at the University of San Francisco, School of Law, San Francisco, California.

Mario J. Gabelli, Chairman and Chief Executive Officer of GAMCO Investors, Inc., said, “We have the good fortune of Skip rejoining us in 2008. Skip has been a valuable contributor to our board over the years.  He is an exceptionally talented and knowledgeable professional and we are privileged again to have him serve our shareholders.”   Mr. Avansino formerly served on the Board of GAMCO from 2000 to May 2006.

GAMCO Investors, Inc., through its subsidiaries, manages private advisory accounts (GAMCO Asset Management Inc.), mutual funds and closed-end funds (Gabelli Funds, LLC), and partnerships and offshore funds (Gabelli Securities, Inc.). As of September 30, 2007, GAMCO had approximately $31.6 billion in assets under management.

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